EDITED TRANSCRIPT
CSC - Computer Sciences Corp Conference Call to Discuss Definitive Agreement with Equifax for the Sale of its Credit Services Unit

EVENT DATE/TIME: DECEMBER 03, 2012 / 04:00PM GMT

OVERVIEW:
CSC announced that it is divesting credit services business to Equifax for $1b in cash.

CORPORATE PARTICIPANTS
Steve Virostek CSC - IR
Mike Lawrie CSC - CEO
Paul Saleh CSC - CFO

CONFERENCE CALL PARTICIPANTS
Ashwin Shirvaikar Citigroup - Analyst
Bryan Keane Deutsche Bank - Analyst
Moshe Katri Cowen and Company - Analyst
David Grossman Stifel Nicolaus - Analyst
Jason Kupferberg Jefferies & Company - Analyst
Puneet Jain JPMorgan - Analyst

PRESENTATION

Operator

Good day, everyone and welcome to the CSC investor update conference call. Today's call is being recorded. For opening remarks and introductions, I would like to turn the call over to Mr. Steve Virostek. Please go ahead, sir.

Steve Virostek - CSC - IR

Thank you, Operator, and welcome to our caller participants. Joining me on today's call and webcast are Mike Lawrie, our Chief Executive Officer, and Paul Saleh, our Chief Financial Officer. Some of the matters which we discuss on the call will be forward-looking. Participants should keep in mind that these statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those expressed on the call. A discussion of risks and uncertainties is included in the "Risk Factors" sections of our Form 10-K, 10-Q and other SEC filings.

Today's discussion may include non-GAAP financial measures, which we believe provide useful information to investors. In accordance with SEC rules, we have provided a reconciliation of these metrics to the respective and most directly comparable GAAP metrics. These reconciliations can be found on prior earnings releases and earnings call slides which are posted on the investor relations section of csc.com. Finally, I'd like to remind our listeners that CSC assumes no obligation to update the information presented on this conference call except, of course, as required by law. And now I'm pleased to hand the call over to Mike Lawrie.

Mike Lawrie - CSC - CEO

Okay, thank you, Steve. Welcome, everyone, thank you for taking a couple moments with us this morning. I wanted to update you on a significant transaction that we announced earlier this morning. This is very consistent with the overall transformation strategy that we outlined back in September. We are divesting our Credit Services business to Equifax for $1 billion in cash. This helps to balance our portfolio and we continue to shape our portfolio consistent with our go-forward strategy which is to focus on next generation infrastructure and to focus higher in the value chain around industry consulting, industry applications and industry services. We expect to realize somewhere between $750 million and $800 million in after-tax proceeds. And as we, as Paul and I talked about at the analyst meeting, consistent with our longer term capital allocation model, we intend to use $300 million to $400 million to repurchase our shares and $300 million to $400 million to make some incremental contributions to our pension plans. These actions are expected to largely offset the impact of the divestiture on an EPS basis for fiscal 2014.

Roughly, this is a $0.40 EPS hit, the divestiture, and then with the actions around stock buyback and the contribution to our pension plan, we largely offset that in 2014. I'd also like to point out that the remaining funds will be used for Corporate uses, and the targets that we have talked about for fiscal 2013 are at this point in time unchanged.

We do anticipate closing this transaction by the end of the calendar year. And that pretty much summarizes what we announced earlier this morning. And for a little more detail, I'll now turn it over to Paul, and then, as always, if there are any questions we'll open it up for a brief Q&A period. Paul?

Paul Saleh - CSC - CFO

Yes, thank you, Mike. Good morning, everyone. For this current fiscal year, our Credit Services business is tracking to about $230 million in revenue, about $100 million in operating income, which translated to the $0.40 per share that Mike just mentioned. The results for Credit Services have been reported as part of our Business Solution and Services segment. And beginning with the third-quarter results and we're assuming that the deal will close by December 28, the Credit Services then will be accounted for as a discontinued operation. We will recast our fiscal 2012 results and first half of 2013 results to reflect this change. And we will share this information with you on our third-quarter earnings call.

Upon closing the transaction, we have mentioned that we will receive $1 billion in cash from Equifax, and with the key business initiatives that are driving -- that were driving this year, we believe there is an opportunity to mitigate some of the tax liability on the gain from this transaction. And so with the successful planning, we expect after-tax proceeds to be approximately $750 million to $800 million.

We're planning to use $300 million to $400 million for share repurchases, which is consistent with our previously stated objective of returning more cash to our shareholders from excess cash flow. We're also planning to make incremental contributions to our pension plan, we stated about $300 million to $400 million which is an incremental amount to the $250 million which we had previously disclosed in our 10-K.

Now there are several benefits to making these contributions to our pension plan. First, it will help us reduce the underfunded pension liability which was approximately $1 billion in the-- excuse me, $900 million in the US and in total it was about $1.3 billion at year end. Second, it will help us to improve our credit profile. The rating agencies use our underfunded liability as part of their adjusted debt to EBITDA ratios. And lastly, these incremental contributions are accretive to EPS by about $0.10 to $0.13 in fiscal 2014.

So in summary, we'll be receiving that $1 billion in cash, the after-tax proceeds will be used for share buyback, incremental pension contribution and general corporate expense purposes, and this is a very balanced cash allocation strategy consistent with the priorities we shared with you previously. And then our actions today in total will help us to mitigate the absence of approximately $0.40 of EPS annually from our credit services. Mike mentioned there's no need to revise the long-term targets we previously shared with you on Investor Day, and as usual we'll provide you an update for our fiscal 2013 targets on our third-quarter earnings call. And with that, I'll turn it to the Operator for--

Mike Lawrie - CSC - CEO

Okay, Paul. Very good, thank you. Operator, if we want to open it up quickly for some questions, be happy to do that.

QUESTION AND ANSWER

Operator

Very good, thank you. (Operator Instructions) Ashwin Shirvaikar with Citibank.

Ashwin Shirvaikar - Citigroup - Analyst

Thank you for taking my question. I guess I was looking at how you're going to bridge the gap in terms of operating profit, it's $100 million of operating profit. I understand bridging the gap on the EPS standpoint through buybacks and stuff like that. But from an operating standpoint, could you comment on that?

Mike Lawrie - CSC - CEO

Yes, I think as we go forward, as we've talked about with a lot of the cost actions that we are taking this year and as we exit next year and go into fiscal '14 and then the next leg of some the cost reduction efforts, we don't see a particular issue in managing that loss of operating income from the Credit Services business. And consistent with our turnaround plan, as we begin to refocus the portfolio and reinvest in the business, we are expecting to begin to see some revenue growth as well, but this will be on a much more profitable basis, which will give us some operating leverage as we get into the mid part of the turnaround program. So that's how we would expect to mitigate that.

But the real reason here is this is a good asset, very good asset and frankly we think this asset in the hands of Equifax will deliver more value. As you know, we had a contract with Equifax which strategically did not give us a lot of flexibility in terms of how we could leverage this asset going forward. And we think long term that the asset in the hands of Equifax can be leveraged, it can complete their credit profile across the United States, and for us it's a great opportunity too from a profitability standpoint and a valuation standpoint maximize the investment that we've made in this asset over the years. So in that sense, I view it very much as a win, win.

Ashwin Shirvaikar - Citigroup - Analyst

And from a pension standpoint, is that primarily US pension that you're paying them?

Mike Lawrie - CSC - CEO

Yes, primarily US pension.

Paul Saleh - CSC - CFO

It is.

Mike Lawrie - CSC - CEO

And as you know as Paul said, this isn't actually delevering exercise when we begin to fund some of that underfunded liability.

Ashwin Shirvaikar - Citigroup - Analyst

Thank you.

Operator

Bryan Keane with Deutsche Bank.

Bryan Keane - Deutsche Bank - Analyst

Hi, guys, good morning and congratulations on the deal.

Paul Saleh - CSC - CFO

Thank you.

Bryan Keane - Deutsche Bank - Analyst

Two questions. The first, can you give us a little bit of color on how fast the top and operating income line was grown in the Credit Service business?

Mike Lawrie - CSC - CEO

Yes, it was very low growth, almost flat, 1% or 2%, and likewise with profit.

Bryan Keane - Deutsche Bank - Analyst

Okay. And then Paul my understanding is the-- with the underfunded pension, how do we think about that going forward? My understanding is about $1.3 billion was in there but you were going to pay about $250 million down, and then obviously this will be the additional funding. Maybe you can help us, walk us through what the plans are to pay down the pension going forward and then what the hit to the P&L is on an annual basis from the underfunded pension. Thanks.

Paul Saleh - CSC - CFO

A couple of things. Number one, obviously our underfunding is much more sensitive to the discount rate and as we're living in an environment where the discount rates continuing to decline and decline about 90 basis points last year, and is likely to decline another 90 basis points this year, so in doing that just our PBO, our pension benefit obligation itself is increasing if we didn't do anything. What we're trying to do is get ahead of it and by making additional contributions to the pension plan, we benefit in two ways. Number one, when you look at the entire expense for 2013, we were expecting our total, total expenses to be in the $120 million to $125 million in total. And it has several components, basically a service cost which is negligible. And the interest component of the pension plan is usually a function of the liability and the discount rate, and that's mitigated by the return on the asset that we have in our pension plan. And so, what you should think about it going forward is that that contribution to the pension plan will enable us basically to have-- to mitigate the component of expense having to do with the pension liability. It will be accreting basically at our 6.75% return on asset, even though we're doing better this year, and that will help mitigate the component of the underfunding and close it over time.

Bryan Keane - Deutsche Bank - Analyst

Okay, and then you'll just continue to make contributions to the pension plan going forward just on a --

Paul Saleh - CSC - CFO

Yes and hopefully again with prudent management and looking forward we'll be able to just really bring it to fully funded status over time.

Bryan Keane - Deutsche Bank - Analyst

Okay, great. Thanks so much.

Operator

Moshe Katri with Cowen and Company.

Moshe Katri - Cowen and Company - Analyst

Mike, the most-- in order for you guys to be able to offset the margin impact from the sale, we have to-- you have to believe that the-- some of those cost actions are sustainable. Are you feeling more comfortable given what you've seen in the past few quarters in terms of the sustainability of those cost actions and the positive impact on margins? Are we-- do you think you're ahead of schedule, in line with schedule? And then is it also possible to get feel on the free cash flow contributions from this asset on an annual basis? Thanks.

Mike Lawrie - CSC - CEO

Yes, I feel pretty much the way I felt the last time we talked when we went through the earnings after the first half and the second quarter. The actions that we are taking from a cost standpoint are systemic cost actions, so they are sustainable, they're not one time things. We've talked about the de-layering of the organization. We have talked about changing and centralizing functions like procurement. Those are all sustainable cost reduction items. So we intend to lower the operating cost of the Company on a pretty much a permanent basis. Now some of those savings we've talked about redeploying or reinvesting back into the business around our systems and so on and so forth. But in terms of our ability to recoup the operating income associated with Credit Services, we feel very comfortable at this point in time in the turnaround efforts and at this point in time in our cost reduction efforts that we can manage that. And this gives us an opportunity to maximize the valuation of this asset and then return quite a bit to our shareholders in an EPS accretive way.

Paul Saleh - CSC - CFO

As far as the free cash flow is concerned, it's about $60 million.

Moshe Katri - Cowen and Company - Analyst

Okay, great. And then final question, again, looking at some of that restructuring phase that we're going through, you spoke about the phase where you will be repositioning the Company competitively looking at the services mix et cetera. The survey that we published this morning points to the fact that there is a change, an ongoing change in customer perceptions of CSC, especially in terms of your ability to do the work, having the right skill base et cetera. In the pipeline of business that's coming onboard, are you seeing that as well, and assuming Peter Allen and his folks are working on this pretty diligently?

Mike Lawrie - CSC - CEO

Yes, we are seeing a shift in the pipelines and so on and so forth, consistent with our strategy, you're absolutely right. We continue to make investments in people and skills to drive that migration up the value chain and I'd certainly want to caution, it's not something you get done in one or two quarters. But yes, we are seeing some tangible signs of that. And the biggest one was the big application deal that we had announced at the end of second quarter with Zurich Financial Services.

Moshe Katri - Cowen and Company - Analyst

Great. Thanks, Mike.

Operator

David Grossman with Stifel Nicolaus.

David Grossman - Stifel Nicolaus - Analyst

I wondered first, could share with us the timing and the method of the share repurchase?

Paul Saleh - CSC - CFO

Yes, I think we will first of all, we will get the funds at the end of the year, and we have a number of options available to us right now. We're looking at we have the open market repurchases and we have also the ability potentially to put in a 10b5-1 program in place. I think we'll look at the most effective way of buying back those shares given the volume of our stock.

David Grossman - Stifel Nicolaus - Analyst

And Paul, would you hope to have that pretty much fully executed by the end of the fourth quarter, fourth fiscal quarter that is?

Paul Saleh - CSC - CFO

Hopefully.

David Grossman - Stifel Nicolaus - Analyst

I'm sorry?

Paul Saleh - CSC - CFO

Hopefully, yes.

David Grossman - Stifel Nicolaus - Analyst

Yes, okay and then in terms of the other divestitures, I know Mike you've spoken about reviewing the entire portfolio, you've already executed one other I believe, or perhaps two others. Could you help us understand where you are in the process, is this probably the largest asset in terms of value that you are looking at divesting or is there more to come here?

Mike Lawrie - CSC - CEO

Yes, I think we are always looking at other aspects of the portfolio. From a profitability standpoint, this would be by far the largest one that we contemplate doing. In many ways this was a very profitable asset as you can tell from the financials, it just wasn't growing and frankly we thought it was not consistent with our long-term strategy and that we could maximize and leverage the value in a much more shareholder effective way. So that's why we did it. Most of the other businesses that we are looking at have margin profiles and profitability profiles that are well below the target numbers that we have talked about with you.

David Grossman - Stifel Nicolaus - Analyst

All right great, thanks for that. And then Paul maybe one more for you. In terms of the pension, you said obviously that there's a lot of sensitivity to that discount rate. If you're at $1.3 billion and you're paying down about $600 million, so if everything stayed constant, we'd be around $700 million. Can you give us any sense of how much that $700 million is really rate driven versus, for lack of a better word, the gross underfunded piece?

Paul Saleh - CSC - CFO

Right. I would say to you just good ballpark, 90 basis point last year just really impacted our rate by a few hundred-- sorry, our underfunding position by at least $250 million, $250 million of underfunding.

David Grossman - Stifel Nicolaus - Analyst

So that was 90 bps was a $250 million a liability.

Paul Saleh - CSC - CFO

Roughly.

David Grossman - Stifel Nicolaus - Analyst

Okay, and one last one to clarify your comment about fiscal '13. I know you're long-term targets are unchanged, but will there be some residual impact on the fourth quarter from the divestiture in terms of the guidance for the year?

Mike Lawrie - CSC - CEO

No. The targets we put out for 2013, we are maintaining.

David Grossman - Stifel Nicolaus - Analyst

Okay, great. Thanks again and congratulations.

Paul Saleh - CSC - CFO

Thank you.

Mike Lawrie - CSC - CEO

Thank you.

Operator

Jason Kupferberg with Jefferies.

Jason Kupferberg - Jefferies & Company - Analyst

Wanted to ask about from a timing perspective understanding that the put option here was going to expire I think next August, how much did that window play in here to your decision because to your point, this is obviously an extremely attractive business from a margin and a profitability standpoint, not growing too fast but not exactly a drag on growth either. So in the absence of this limited window that you had, is this the profile of the type of business that you guys want to look to sell elsewhere in your portfolio? I realize you don't have anything else of probably this size at this level of profitability, but just wanted to test that hypothesis a little bit to get a sense of what you're thinking in terms of other divestitures since obviously has been highlighted on this call, you will have to fill a fairly sizable operating income and cash flow hole.

Mike Lawrie - CSC - CEO

Yes, well as I said with the cost work that we're doing, we don't see a particular problem in filling either the cash flow or the operating income hole at all. In terms of the put option, yeah I think that probably played a role, but frankly it wasn't an overwhelming role at all. What it did is when I showed up here at CSC, I took a look at where we were from cash generation standpoint, the fact that we had this put option available. So we began to do some work on this with our banker which was Barclays Capital in this case, and as we started to get into some dialogue and we start to think about it, the real issue was that this was not a business that we viewed as strategic to CSC going forward. So as we mapped out our strategy around next generation infrastructure, as we mapped out our strategy around driving a value-add strategy around the industries that we want to focus on and focus on in terms of consulting, and application management and business process services, this just wasn't an asset that fit that strategy. And I'm a big believer that focus is very important in companies this size. Given the valuation and the fair valuation that we got for the asset and how we could redeploy it in a very shareholder friendly way, continue to refine and focus our portfolio as we go forward, that was the overriding decision-making process, not the put option in and of itself.

And as I said, assets that we would look at in the future of potentially divesting would follow that same basic approach. Are they strategic to us going forward given the strategy that we have articulated and what kind of financial contribution are they making to the business? And as I said earlier, most of the businesses that we would look at as a potential divestiture candidate would have a margin, an operating profit profile, below our long-term target and/or are not strategic to us going forward. That's the overarching decision-making process that we go through. Likewise, as we acquire businesses, as you know we acquired a big data business back in the second quarter, that the overarching rationale for that was it was very consistent with an area of the business that we are investing in and we do view as very strategic which is the whole advanced analytics area. Hopefully that gives you a little color around the thought process that we are going through and it is very consistent with what we have articulated in our analyst meeting back in September.

Jason Kupferberg - Jefferies & Company - Analyst

Yes, that's make a lot of sense. And as a follow up, can you shed some light on the valuation process here? I think what the put option had called for was some type of independent appraisal and if I recall correctly, I think Equifax themselves had mentioned at the end of calendar 2011 they had estimated a $650 million to $750 million potential value if the put were to be exercised, obviously you guys were able to get $1 billion which seems obviously like a nice jump there from last year's estimate by Equifax. So any light you can shed on the valuation process there would be great.

Mike Lawrie - CSC - CEO

No not really. We went through the normal analysis, financial analysis that you go through. We've looked at other similar transactions in the marketplace and we arrived at a structure of the transaction that was clearly a benefit to Equifax and clearly a benefit to CSC. So we were right in that zone where you can do a transaction and we chose to do the transaction.

Jason Kupferberg - Jefferies & Company - Analyst

Okay, thanks for the comments.

Mike Lawrie - CSC - CEO

Yes, thank you guys. One more, Operator, if there's anymore.

Operator

Tien-Tsin Huang with JPMorgan.

Puneet Jain - JPMorgan - Analyst

This is Puneet sitting in for Tien-Tsin. I guess you talked about that fiscal '13 target are unchanged and also appears that the long-term targets also are not changing despite this transaction being dilutive, modestly dilutive on margins. Is that fair that you'll pull levers in other areas in your business to offset the margin impact over the long term?

Mike Lawrie - CSC - CEO

Yes, that's absolutely clear. And listen, this transaction didn't occur in the last 15 minutes. So when we put these targets together, we talked about in September, we did have some of this in mind. So it may provide a little better explanation as to how we arrived at some of the target numbers that we put out there in September because I know there was some debate about this, that and everything else and I think in light of what we had just announced here this morning, those target ranges that we communicated make a lot more sense.

Unidentified Participant

Got you. That make sense.

Mike Lawrie - CSC - CEO

Okay well listen, guys, thank you very much for your interest this morning and we look forward to getting together again after we conclude our third quarter and we do our third-quarter earnings release and call later in January. So thanks again for your time.

Operator

And that does conclude our conference for today. We thank you again for your participation.